EXHIBIT 99.1
                        CONSULTING AGREEMENT

     This consulting Agreement (the "Agreement"), effective as of October 05, 1999 is entered into by and between Pacific Civil Services Ltd. (herein referred to as the "Company") and Richard L. Woytkiw and Francis H. Schenstead (herein referred to as the "Consultant").

                              RECITALS

     WHEREAS, Company is a publicly hold corporation where its common stock will be traded on the OTC Bulletin Board.

     WHEREAS, Consultant has experience in the area of investor communications and financial and Investor public relations; and

     WHEREAS, Company desires to engage the services of Consultant to assist and consult with the company in matters concerning investor relations and to represent the company in investors' communications and public relations with existing shareholders, brokers, dealers and other Investment professionals as to the Company's current and proposed activities;

     NOW THEREFORE, in consideration of the promises and the mutual covenants and agreements hereinafter set forth, the parties hereto covenant and agree as follows:

     1. Term of Consultancy. Company hereby agrees to retain the Consultant to act in a consulting capacity to the Company, and the Consultant hereby agrees to provide services to the Company for a term of three months plus, commencing on 15th day of November, 1999 and ending on the 05th day of March, 2000.

     2. Duties of Consultant. The Consultant agrees to provide the following specified consulting services during the term specified in
Section 1.

     (a) Advise and assist the Company in developing and implementing appropriate plans and materiels for presenting the Company and its business plans, strategy and personnel to the financial community, establishing an image for the Company in the financial community, and creating the foundation for subsequent financial public relations efforts;

     (b) Introduce the Company to the financial community.

     (c) With the cooperation of the Company, maintain an awareness during the term of this Agreement of the Company's plans, strategy and personnel, as they may evolve during such period, and advise and assists the Company in communicating appropriate information regarding such plans, strategy and personnel to the financial community.

     (d) Assist and advise the Company with respect to its stockholder and investor relations, relations with brokers, dealers, analysts, and other investment professionals.

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     (e) Perform the functions generally assigned to investor/
stockholder relations and public relations departments in major corporations, including responding to telephone and written inquires, reviewing press releases reports, and other communications with or to shareholders, the investment community and the general public, advising with respect to the timing, form, distributions and other matters related to such releases, reports and communications; and consulting with respect to corporate symbols, logos, names the presentation of such symbols, logos and names and other matters relating to corporate image.

     (f) Disseminate information regarding the company to brokers, dealers and other investment community professionals and the general investing public.

     (g) Conduct meetings, in person or by telephone, with brokers, dealers, analysts and other investment professionals to advise them of the companies plans, goals and activities, and assist the Company in preparing for press conferences and other forums involving the media, investment community professionals and the general investing public.

     (h) At the Company's request, review business plans, strategies, mission statements, budgets, proposed transactions and other plans for the purpose of advising the Company of the investment community implications thereof.

     (i) Otherwise perform as the Company's financial relations and public relations consultant and

     (j) Make public communications and disclosures regarding the Company only within the scope of the authorizations conferred by the Company and not make any such communications or disclosures of information riot provided or authorized by the Company.

     (k) Maintain a corporate web site that accurately deals with conveying all of the above matters pertaining to corporate communications.

     3. Allocation of Time and Energies. The Consultant hereby promises to perform and discharge well and faithfully the responsibilities which may be assigned to the consultant from time to time by the officers and duty authorized representatives of the Company in connection with the conduct of its financial and investor public relations and communications activities, so long as such activities are in compliance with applicable securities laws and regulations. Consultant shall diligently and thoroughly provide the consulting services required hereunder. Although no specific hours per day requirement will be require, Consultant and the Company agree that Consultant will perform the duties set forth herein above in a diligent and professional manner. It is explicitly understood that Consultant's performance of its duties hereunder will in no way be measured by the price of the Company's common stock nor trading volume of the Company's common stock, both of which cannot be guaranteed by the Consultant.


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     4. Remuneration. As full and complete compensation for services described in this agreement, the Company shall compensate Consultant as follows:

     4.1 Company agrees to pay Consultant a retainer of Seven Thousand US dollars per 1/3 of the 3 month term paid immediately and the last equal 2 payments to be paid on the 15th day of December 1999 and January 15 2000. Fees must include in addition the 7% GST.

     4.2 For undertaking this engagement and for other good and valuable consideration, the company agrees to issue to the Consultant 150,000 options which for this purpose have been valued by the Company's Board of Directors at .81 cents per share. The Company understands and agrees that the Consultant has foregone significant opportunities to accept this engagement. Thus the options issued as a commencement bonus, therefore constitutes payment for Consultants agreement to represent the Company and are a non-refundable, non-apportionable, and non-ratable retainer and that such options are exercisable for a period of 3 years on the beginning date of this agreement and expiring on March 06, 2003; such options are not a prepayment for future services. If the Company decides to terminate this Agreement for any reason whatsoever, it is agreed and understood that Consultant will not be requested or demanded by the Company to return any of the options paid to it hereunder. All options issued pursuant to this Agreement shall be evidenced by an option agreement issued in the name of Mr. Richard L. Woytkiw.

     5. Expenses. Company agrees to reimburse consultant for all extraordinary expenses or other expenses incurred when the corporation requests such. Eg special corporate printing, brochures, ect. Such items as cell phone, travel, luncheons, faxing, printing, investor conferences that are handled within regular course of business will all be paid for by the consultant under his regular monthly retainer of fees.

     6. Financing "Finder's Fee." It is understood that in the event Consultant introduces Company to a lender or equity purchaser, or its nominees, not already having a preexisting relationship with the Company, or its nominees, not already having a preexisting relationship with the Company, or its nominees, ultimately finances or causes the completion of such financing, Company agrees to compensate Consultant for such services with a finders fee in the amount of 7% of total gross financing provided to Company. This will be payable in Canadian Gold Maple Leafs at such time as monies are received and the 7% to be calculated on the day financing is signed and to be given at that days gold spot price. This will be in addition to any fees payable by the Company to any other intermediary, if any, which shall be per separate agreements negotiated between Company and such other intermediary.

     6.1 It is further understood that Company and not Consultant is responsible to perform any an all due diligence on such lender or equity purchaser introduced to it by Consultant under this Agreement, prior to Company receiving funds. However Consultant will not introduce any parties to Company about which Consultant has any prior knowledge of questionable, unethical or illicit activities

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     6.2 Company agrees that said compensation to Consultant shall be paid in full at the time said financing is closed. Moreover, said compensation will be a condition precedent to the closing of such funding or financing and Company shall execute any and all documents necessary to effect said compensation,

     6.3 As further consideration to Consultant, Company agrees not to obtain any further financing from any lender or equity purchaser, or its nominees. Supplied or referred to the Company by Consultant for a period of five years from the date of this Agreement, either directly or indirectly through third parties or nominees. In the event of circumvention by Company, or its nominees. Consultant shall receive a fee equal to that outlined in Section R60 herein.

     6.4 Consultant will notify Company of introductions it makes for potential source of financing in a timely manner (approximately 5 days within introductions) via Memo. If company has a preexisting relationship with such nominee and believes such party should be excluded from this Agreement, then Company will notify Consultant by registered mail of such circumstances.

     7. Indemnification. The Company warrants and represents that all oral communications, written documents or materials, furnished to Consultant by the Company with rasped to financial affairs, operations, profitability and strategic planning of the Company are accurate and Consultant may rely upon the accuracy thereof without independent investigation. The Company will Protect, indemnify and hold harmless Consultant against any claims or litigation including any damages, liability, cost and attorney's fees with rasped thereto resulting from Consultant's communications or dissemination of any sold information, documents or materials not designated by the Company to the Consultant as "confidential" or "company private" excluding any such claims or litigation resulting from Consultant's communications or dissemination of information not provided or authorized by the Company.

     8. Representations. Consultant represents that he is not required to maintain any licenses or registrations under Federal or Provincial regulations necessary to perform the services set forth herein. Consultant acknowledges that, to the best of his knowledge, the performance of the services set forth under this Agreement will not violate any rule or provision of any regulatory agency having jurisdiction over Consultant. Consultant acknowledges that he is not a securities Broker or a registered investment advisor and therefore is not required to communicate directly with shareholders or private investors.

     9. Status a Independent contractor. Consultant's engagement pursuant to this agreement shall be as an independent contractor, and not as an employee, officer or other agent of the Company. Neither party to this Agreement shall represent or hold itself out to be the employer or employee of the other. Consultant further acknowledges the consideration provided herein above is a gross amount of consideration and other then the 7% GST which will be paid in addition to the Consultants monthly fee. The Company will not withhold from such consideration any amounts as to income taxes, pension plans, or Insurance programs. All such taxes and other such payments shall be made or provided for by Consultant and the Company shall have no responsibility or duties regarding such matters. Neither the Company nor the consultant possess the authority to bind each other in any agreements without the express written consent of the entity to be bound.

     10. Attorneys fees. If any legal action or any arbitration or other proceeding is brought for the enforcement or interpretation of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with or related to this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys fees and other costs in connection with that action or proceeding, in addition to any other relief to which A or they may be entitled.

     11. Jurisdiction This agreement shall be governed by, construed and enforced In accordance with the Ian of the Province of British Columbia. The parties agree that Vancouver, B.C. Canada will be the venue of any dispute and will have jurisdiction over all parties.

     12. Complete Agreement. This Agreement instrument contains the entire agreement of the parties relating to the subject matter hereof. This Agreement and its terms may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

AGREED IQ

Pacific Cart Services Limited

/s/ Robert Kinlock
Mr. Robert  Kinloch

Date November 15, 1999             Witness ________________________

Corporals seal Attached

CONSULTANTS

____________________________       /s/ F. H. Schenstead
Richard L. Woytkiw                 Mr. F. H. Schenstead

Date November 15, 1999

Number of Shares: ___________      Date of Grant: November 15, 1999

                NONQUALIFYING STOCK OPTION AGREEMENT

     AGREEMENT made this 15th day of November, 1999, between Richard Woytkiw (the "Optionee"), and Pacific Cart Services Ltd., a Nevada corporation (the "Company").

     1. Grant of Option. The Company, pursuant to the provisions of the Pacific Cart Services Ltd. 1999 Nonqualifying Stock Option Plan (the "1999 Plan") set forth as Attachment A hereto, hereby grants to the Optionee, subject to the terms and conditions set forth or incorporated herein, an Option to purchase from the Company all or any pan of an aggregate of 150,000 Common Shares, as such Common Shares are now constituted, at the purchase price of $0.81 per share. The provisions of the 1999 Plan governing the terms and con. conditions of the Option granted hereby are incorporated in full herein by reference.

     2. Exercise. The Option evidenced hereby shall be exercisable in whole or in part (but only in multiples of 100 Shares unless such exercise is as to the remaining balance of this Option) on or after November 15, 1999 and on or before November 15, 2000 provided that the cumulative number of Common Shares as to which this Option be exercised (except as provided in paragraph I of Article VI of this 1999 Plan) shall not exceed the following amounts:

Cumulative Number                       Prior to Date
of Shares                               (Net Inclusive of)



The Option evidenced hereby shall be exercisable by the delivery to and receipt by the Company of (i) a written, notice of election to exercise, in the form so forth in Attachment B hereto, specifying the number of shares to be purchased; (ii) accompanied by payment of the full purchase price thereof in cut or certified check payable to the order of the Company, or by fully-paid and nonassessable Common Shares of the Company properly endorsed over to the Company, or by a combination thereof; and, (iii) by return of this Stock Option Agreement for endorsement of exercise by the Company on Schedule I hereof. In the event paid and nonassessable Common Shares are submitted as whole or partial payment for Shares to be purchased hereunder, such Common Shares will be valued at their Fair Market Value (as defined in the 1999 Plan) on the date such Shares are received by the Company and applied to payment of the exercise price.

     3. Transferability. The Option evidenced hereby is NOT assignable or transferable by the Optionee other than by the Optionee's will, by the laws of descent and distribution, as provided in paragraph 9 of
Article V of the 1999 Plan. The Option shall be exercisable only by the Optionee during his/her lifetime,

     4. Securities Regulations. The securities issued pursuant to this Plan are "restricted securities" as defined in Rule 144 of the Securities Act of 1933 and may not be resold except in compliance with the registration requirements of the Securities Act of 1933 or an exemption therefrom. Ninety (90) days aft the Company becomes subject to the reporting requirements of Section 13 of 15(d) of the Securities Exchange Act of 1934, securities issued pursuant to the Plan may be resold by persons other than affiliates in reliance upon Rule 144 without compliance with paragraphs (c) (d), (e) and (h) thereof, and affiliates without compliance with paragraph (d) thereof. The Company is currently not subject to the reporting requirements of tile Securities Exchange Act of 1934.

                                   PACIFIC CART SERVICES LTD.

                                   BY:  /s/ James F. Oste
                                        James F. Oste, President
ATTEST:

/s/ illegible
Secretary

Optionee hereby acknowledges receipt of a copy of the 1999 Plan, attached hereto and accepts this Option subject to each and every term and provision of such Plan. Optionee hereby agrees to accept as binding, conclusive and final, all decisions or interpretations of the Compensation Committee of the Board of Directors administering the 1999 Plan on any questions arising under such Plan. Optione recognizes that if Optionee's employment with the Company or any subsidiary thereof shall be terminated with cause, or by the Optionee, all of the Optionee's rights hereunder shall thereupon terminate; and that, pursuant to paragraph 10 of Article V of the 1999 Plan, this Option may not be exercised while them is outstanding to Optionee any unexercised Stock Option, granted to Optionee before the date of grant of this Option, to purchase Common Shares of the Company or any parent or subsidiary thereof.

Date November 15, 1999

                              /s/ Richard Woytkiw
                              Optionee
                              Type or Print Name Address

                              Social Security No.

                              153-140-8380 Landsowne Road
                              Richmond, British Columbia
                              Address

                              640-659-942
                              Social Security No.